Exhibit 12.1

May 20, 2019

Knightscope, Inc.
1070 Terra Bella Avenue
Mountain View, CA 94043

Re:	Offering Statement of Knightscope, Inc. on Form 1-A

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Offering Statement on Form 1-A, as amended (the “Offering Statement”), filed by Knightscope, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the offering under Regulation A of the Securities Act of 1933, as amended, of up to 6,250,000 shares of its Series S Preferred Stock (the “Shares”), to be issued and sold by the Company. We understand that the Shares are to be sold to the public as described in the Offering Statement and pursuant to the form subscription agreement attached to the Offering Statement (the “Subscription Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Subscription Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Offering Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.